Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2008 RESULTS

ST. LOUIS, February 27, 2009 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its fourth quarter and year-end 2008 results.  Net income for the fourth quarter of 2008 was $890,132 compared to $420,502 in the fourth quarter of 2007.  For the year ended December 31, 2008, the company recorded a loss of $319,230 compared to a profit of $2.1 million in 2007.  This year to year variance is due primarily as a result of the deteriorating economic environment whereby the company increased its provision for possible loan losses to $6.7 million in the first half of the year, followed by an additional $4.4 million in the second half of 2008.  The total loan loss reserve balance as of year end was $14.3 million, which represents 40% of our non-accrual loans and 1.1% of outstanding loans. Year over year, the provision for possible loan losses increased by over $7.9 million, a 250% increase, thus the primary cause for the reduction in earnings.

Throughout 2008, management achieved reductions in operating costs, while managing the costs associated with problem loans.  Net cash flow from operating activities increased over $4.8 million compared to the prior year, to $11.9 million, or 70%.  While the company is not immune to the short-term and long-term effects of the volatile economy, during 2008, it improved its deposit market share and proactively addressed asset quality.

Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. said, “We are in unprecedented economic times.  Prudent planning and aggressive asset risk management combined with controlled balance sheet growth have all contributed to Reliance maintaining its healthy, well-capitalized position.”

Total assets as of December 31, 2008 were $1.5 billion.  This represents a 6% increase compared to the prior quarter and a 38% increase over the prior year end.  Total loan growth for the year was $343 million, or 38%.  While growth did occur in the last quarter of 2008, it was at a slower pace, as management continued to focus its efforts on overall loan quality and improving profitability.

During 2008, $6.5 million in loans were charged-off, with a small portion of loan losses recovered, ending the year with a $14.3 million reserve for possible loan losses.  Non-performing loans totaled 2.94% of outstanding loans as of December 31, 2008, a 1.0% increase over the prior year.  The increase in the provision for loan losses was due to loan growth and additional reserves needed to shore-up credits that have been identified by management to have deteriorated.

     Net Charge-offs (year ended 12/31/2008)                             $6.5 million
     Net Charge-offs (year ended 12/31/2007)                             $602.5 thousand
     Non-performing Loans (12/31/2008)                                  $36.9 million
     Non-performing Loans (12/31/2007)              $17.7 million
     Non-performing Assets (12/31/2008)            $52.2 million
     Non-performing Assets (12/31/2007)                     $22.7 million

Total revenue, defined as total interest income and non-interest income, increased in 2008 by $15.2 million to a total of $80.9 million, a 23% increase compared to the prior year end. Net interest income declined by 2% in the fourth quarter to $9.9 million and for the year 2008, increased $10.5 million, to a total of $36.7 million, a 40% increase compared to the prior year end.  This was a result of the strong growth in both loans and deposits while managing interest rates in very competitive markets.

For the fourth quarter of 2008, total deposits grew 12% or $131.5 million.  For the year 2008, total deposits increased by $393.5 million, or 47.1%, to $1.2 billion.  For the year, non-interest bearing deposits increased 11.1%, or $5.9 million.  For that same period, interest bearing deposits increased $387.5 million, to $1.1 billion, a 49.6% increase over 2007.  Throughout 2008, the company attracted new deposits and customers through numerous marketing campaigns.  In addition, the retail franchise was expanded by five new permanent locations – four in metropolitan St. Louis and one in Southwest Florida.

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Tempe, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with four branches in the Southwest Florida area.  The company’s total assets as of December 31, 2008 exceeded $1.5 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands)
	For the Year	For the Year	For the Quarter	For the Quarter
	Ended	Ended	Ended	Ended
BALANCE SHEETS	Dec 31, 2008	Dec 31, 2007	Dec 31, 2008	Dec 31, 2007
ASSETS
Cash and due from banks	$14,367	$13,171
Federal funds sold	11,460	30
Interest-bearing deposits	31,919	90
Debt and equity investments	202,724	163,645
Loans	1,254,497	911,738
Less ALLL	14,306	9,685
Net loans	1,240,191	902,053
Premises and equipment, net	44,143	42,932
Goodwill	1,149	1,149
Core deposit intangible	153	170
Other assets	27,883	12,912
Total assets	$1,573,989	$1,136,152
LIABILITIES & EQUITY
Non-interest bearing deposits	$59,375	$53,441
Interest bearing deposits	1,168,672	781,135
Total deposits	1,228,047	834,576
Short-term borrowings	63,919	88,325
Long-term FHLB advances	136,000	68,000
Other liabilities	6,414	5,360
Total liabilities	1,434,380	996,261
Stockholders’ equity	139,609	139,891
Total liabilities & equity	$1,573,989	$1,136,152

INCOME STATEMENTS
Total interest income	$78,442	$63,864	$20,808	$17,185
Total interest expense	41,715	37,609	10,872	10,060
Net interest income	36,727	26,255	9,936	7,125
Provision for loan losses	11,148	3,187	2,609	781
Net after provision	25,579	23,068	7,327	6,344
NONINTEREST INCOME
Service charges on deposits	797	509	214	147
Gain (loss) sale of securities	321	157	9	164
Other income	1,331	1,133	236	212
Total noninterest income	2,449	1,799	459	523
NONINTEREST EXPENSE
Salaries and benefits	15,915	13,073	3,287	3,807
Occupancy and equipment	4,503	3,388	1,127	984
Data processing	1,881	1,499	522	450
Advertising	778	570	(13)	76
Professional fees	614	560	143	213
Other	5,736	3,200	1,711	938
Total noninterest expense	29,427	22,290	6,777	6,468
Income before taxes	(1,399)	2,577	1,009	399
Income taxes	(1,080)	462	119	(22)
Net income	$(319)	$2,115	$890	$421
ASSET QUALITY
Net charge-offs	$6,527	$603	$2,083	$162
Other Real Estate	15,289	4,937	15,289	4,937
Nonperforming loans	$36,943	$17,748	$36,943	$17,748
Nonperforming loans to total loans	2.94%	1.95%	2.94%	1.95%
ALLL to total loans	1.14%	1.06%	1.14%	1.06%